UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 19, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Familymeds Group, Inc., a Nevada corporation (the “Company”), is operating under a plan of complete liquidation and dissolution adopted by its shareholders on March 30, 2007 (the “Plan”), and consistent with such Plan has sold substantially all of its assets, filed articles of dissolution with the State of Nevada and closed its stock transfer books. The Company has 6,962,171 issued and outstanding shares of common stock.

The Company made an initial liquidating distribution of $0.70 per share on August 10, 2007 to shareholders of record on July 31, 2007 (the “Shareholders of Record”). The Company currently anticipates making a second liquidating distribution of $0.25 per share to Shareholders of Record before the end of December 2007.

On November 9, 2007, McKesson Corporation filed a complaint against the Company in the United States District Court for the Northern District of California alleging among other things that the Company had breached the Supply Agreement between the Company and McKesson by, among other things, failing to pay McKesson approximately $725,000 which McKesson claims is due for product purchased pursuant to the Supply Agreement. The Company has filed a response and counter claim to the complaint demanding, among other things, that McKesson provide to the Company documentation necessary to determine the amounts due to McKesson, including whether McKesson has overcharged the Company and/or failed to properly issue the Company credits under the Agreement. Although the Company has recorded the entire amount McKesson claims it is due in its statement of net assets as of June 30, 2007, it disputes this amount and intends to defend this action vigorously.

As previously disclosed, since announcing the Plan, certain vendors, landlords and outside parties have made claims against the Company for alleged liabilities totaling approximately $400,000, for which the Company had not previously reserved. The statement of net assets as of June 30, 2007 includes accruals for these claims. The Company is attempting to settle these claims, along with other miscellaneous claims arising in the ordinary course of its business (such as a wrongful termination claim by an employee and various professional liability claims). It believes part of these settlements will be covered by insurance. The total amount of these claims for which the Company will be responsible cannot be predicted at this time.

The Company continues to believe that the timing and amount of future liquidation distributions will be made in line with its prior guidance in its most recently filed Form 10-Q. The amount and timing of such distributions in connection with the Plan is subject to various risks and uncertainties, including those contained in the Company’s Form 10-K, as amended, for the year ended December 30, 2006, and its most recently filed Form 10-Q. This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the:

•	the outcome of claims made against the Company; and

•	expected cash distributions to shareholders and the timing of those distributions.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to the Company:

•	the satisfaction of conditions to complete the asset sales, regulatory approvals and third party consents;

•	the amount of the costs, fees and expenses related to the asset sales, interim operations, and subsequent liquidation and dissolution of the Company;

•	the uncertainty of general business and economic conditions;

•	the amount to be recovered for inventories and other assets and the amount collected from accounts receivable and the amount paid to settle our obligations and liabilities;

•	Management’s ability to settle claims brought against the Company on terms favorable to the Company; and

•	other risk factors as further described in the Company’s Form 10-K, as amended, for the year ended December 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: December 19, 2007